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                        CONSENT OF MARKS SHRON & COMPANY, LLP

We consent to the incorporation by reference in this Amended Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission by NHP Incorporated (NHP) of our reports dated January 19, 1995 and January 25, 1996 with respect to the audits of Two Bridges Associates for the years ended December 31, 1994 and 1995, and the incorporation by reference of such report into NHP's Registration Statement on Form S-8 (No. 333-11933), NHP's Registration Statement on Form S-8 (No. 333-11863), NHP's Registration Statement on Form S-8 (333-11917), NHP's Registration Statement on Form S-8 (333-11857) and NHP's Registration Statement on Form S-8 (No.333-08137).

                                            /s/ Marks Shron & Company, LLP

                                            Marks Shron & Company, LLP


Great Neck, New York
October 27, 1997